Exhibit 10.16

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Alan Edrick (“Employee”) and North American Scientific, Inc. (“Company”).

WHEREAS Employee has been employed by the Company as its Chief Financial Officer since 1998 and has also served as Senior Vice President since 2001; and

WHEREAS Employee and Company entered into an employment agreement dated September 29, 1999 (“Employment Agreement”); and

WHEREAS the parties wish to resolve amicably all matters between them;

NOW, THEREFORE, in consideration of the promises herein contained, IT IS AGREED AS FOLLOWS:

1.     Resignation.  Employee resigns his employment with the Company effective on the date he executes this Agreement (“Separation Date”).

2.               Monetary Consideration.

a.             Severance and Separation Pay.  The Company hereby agrees to pay Employee the total gross amount of six hundred thousand dollars ($600,000.00), less all legally required and previously authorized deductions, as and for severance and separation pay (“Separation Pay”).  The Separation Pay shall be paid to Employee as follows: three hundred thousand dollars ($300,000.00) within ten (10) business days of Employee’s provision to the Company of an executed copy of this Agreement, and three hundred thousand dollars ($300,000.00) in thirty-six equal installments paid on the Company’s regular payroll dates commencing immediately on or after the Separation Date.

b.             COBRA.  The parties acknowledge that Employee has been provided with health benefits through the Company’s health plan(s) covering eligible active employees and their eligible dependents and that such health benefits continue through February 29, 2004.  The parties further acknowledge and agree that, following his separation from the Company, Employee is entitled to purchase continuation coverage under the Company’s health planpursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §1161, et seq. (“COBRA Continuation Coverage”) for himself and his dependents, if such dependents were previously covered by the plan.  Consistent with its obligations under the law, the Company will provide Employee with notice of his right to elect COBRA Continuation Coverage due to his resignation from employment and the terms of such coverage (“Notice”).  Provided that Employee completes and timely returns all necessary COBRA Continuation Coverage election materials and complies with all terms and regulations pertaining to COBRA, the Company agrees to pay directly to the provider the premiums for Employee’s and, as applicable, his dependents’ COBRA Continuation Coverage for the period from March 1, 2004 through February 28, 2005 for coverage at the same level in which Employee and, as applicable, his dependents were enrolled as of the Separation Date.  For purposes of this Agreement, the amounts paid for COBRA Continuation Coverage for Employee and, as applicable, his dependents shall be referred to as the “COBRA Payments.”  In the event and on the date that Employee’s right to COBRA Continuation Coverage terminates prior to February 28, 2005 for any reason, including because Employee becomes covered under another group health plan without any preexisting condition limitations or exclusions, the Company’s obligation to pay Employee’s premiums for COBRA

 Continuation Coverage shall also cease.  Employee agrees to immediately notify the Company if Employeebecomes covered under another group health plan prior to February 28, 2005.

3.     Final Wages, Vacation Pay, Expenses Reimbursement.  Employee acknowledges that he has received (1) his salary through February 6, 2004, less all legally required and previously authorized deductions (“Final Pay”); and (2) his accrued, unused vacation pay in the amount of $23,192.40 (“Vacation Pay”).  The Company agrees to reimburse Employee for all reasonable business expenses incurred prior to the Separation Date.  Employee agrees that he will advise the Company of any outstanding expenses incurred in connection with his employment with the Company within thirty (30) business days of the Separation Date, and the Company agrees that it will reimburse Employee for any properly submitted, appropriate business-related expenses within thirty (30) business days of receipt thereof from Employee.  Employee acknowledges and agrees that, except as specifically provided in paragraphs 2 and 3 herein, he has received all compensation for work performed up to and including the Separation Date, including all regular wages, vacation pay, and bonuses.

4.     Benefit/Stock Option/Stock Purchase Plans.  Except as otherwise provided in this Agreement, Employee’s rights and responsibilities under the Company’s employee benefit plans shall be governed by the terms of the applicable plans to the extent consistent with applicable law.  Except as otherwise provided in this section, Employee’s rights and entitlements, if any, with respect to unexercised stock options granted to Employee shall be governed by the terms of the North American Scientific, Inc. Amended and Restated 1996 Stock Option Plan and the Employee’s stock option agreements thereunder (collectively referred to as the “Option Documents”); provided, however that the parties agree that all unvested stock options granted to Employee will become vested and nonforfeitable on the Separation Date and all unexercised stock options will terminate 90 days after the Separation Date.  Notwithstanding anything in the Option Documents to the contrary, upon exercise of the outstanding options, Employee or any other person then entitled to exercise shall receive unrestricted Company Common Stock, free of any legend.  The Company acknowledges that Employee is not and will not be subject to any restricted trading periods.  The Company agrees to cause the stock certificate to be issued within 72 hours upon the receipt by the Company of a written notice of exercise and the full purchase price from the Employee or, at the Employee’s election, notice of exercise from OptionsLink, if permitted by securities law

5.     Mutual Release.  The parties mutually, irrevocably and unconditionally waive, release and forever discharge each other from all claims for relief, causes of action, and liabilities, known or unknown, that each party has or may have against the other, individually and/or collectively, arising out of, relating to, or resulting from any events occurring prior to the execution of this Agreement including, but not limited to, any claims for relief, causes of action, or liabilities arising out of, relating to or resulting from Employee’s employment with the Company, or the cessation of that employment prior to the date of execution of this Agreement.  Employee expressly agrees that, solely for purposes of this paragraph, the Company shall include the Company’s affiliated entities, including without limitation any and all parent and subsidiary entities and including without limitation North American Scientific, Inc., and their past and present partners, directors, employees, agents, attorneys, accountants, representatives, successors, and assigns.  The parties further agree not to bring, continue, assist in, provide information for, or maintain any legal proceedings of any nature whatsoever against each other before any court, administrative agency, arbitrator or any other tribunal or forum by reason of or related to any allegations, claims, liabilities and/or causes of action; provided, however, that the parties acknowledge that the other may be required to respond to subpoena(s) to the extent required by law and each party agrees that he/it will give prompt written notice to the other at such time that such involvement is requested.  The parties further agree that if any agency or court assumes jurisdiction of any complaint, claim or action against the other on his/its behalf, regarding him/it, or based upon information provided by him/it, that he/it will direct that agency or court to withdraw from the matter or dismiss the matter with prejudice.  The parties warrant and represent that it/he is not aware of any action it/he has taken which would result in any material liability against the other.

6.     Indemnity of Employee.  The Company agrees to indemnify, defend, and hold Employee, et al. harmless with respect to any actual or potential obligation, claim, demand, deficiency, levy, fine, penalty, interest, assessment, execution, judgment, recovery, dispute, lawsuit, subpoena or grievance (collectively “Disputes”) by any individual or entity arising out or resulting from actions taken by Employee in connection with his employment with the Company which were either authorized by any officer or director of the Company, or were within the course and scope of Employee’s authority within the Company.  The Company specifically agrees that it intends this indemnification provision to exceed the scope of that provided by California Labor Code § 2802 and California Corporations Code § 317, and any provisions in the Company’s bylaws or other official records.  Employee agrees to cooperate fully and without reservation (except in the event of a conflict of interest between Employee and the Company) in any Disputes initiated or currently in progress against the Company or against Employee as a representative for the Company, even if the Employee is not named as a party.  Such cooperation shall include, without limitation, making himself available, upon reasonable notice, to the Company and its counsel to provide information relating to such Disputes and appearing for depositions, trial, settlement negotiations, or other activities in defense of the Disputes as requested by the Company and/or its counsel.  The Company shall reimburse Employee for any expenses reasonably incurred which are directly related to fulfilling his duties under this paragraph.  In the event that Employee’s services are required under this paragraph, the Company hereby agrees to compensate Employee for his time at a rate of $100 per hour.

7.     Express Waiver of Unknown Claims.  Except as expressly provided hereinabove, the parties expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

8.     No Claims Filed.  Employee represents that he has not filed any claim, charge, suit, complaint, action, or cause of action based upon, arising out of or relating to any claim, demand or cause of action released herein.

9.     Nondisparagement and Confidentiality.  Employee agrees that he will not, at any time in the future, disparage or discredit the Company, its officers, directors or Director of Legal Affairs in any communication.  The Company agrees that it will not, at any time in the future, disparage or discredit Employee in any communication; provided, however, that the parties further agree that this nondisparagement provision shall apply as to the Company only with respect to statements made by the corporate entity, its officers, directors or Director of Legal Affairs.  The parties acknowledge that this Agreement shall be filed with the Securities Exchange Commission and that it is, therefore, a matter of public record.  The Company further agrees that the following language shall be used in any communication by the Company, its officers, directors or Director of Legal Affairs regarding Employee’s departure from the Company: “Alan Edrick, its Senior Vice President and Chief Financial Officer, has resigned to pursue other opportunities.”

10.   Verification of Employment.  In response to any inquiry from a prospective employer of Employee, the Company’s Director of Human Resources (or an individual of comparable title and responsibilities) will respond in accordance with the Company’s policy.  The Company acknowledges that its policy with respect to responding to such inquiries regarding any former employee is to provide only an employee’s dates of employment and the last position that employee held with the Company.

11.   Non-Solicitation of Employees.  Employee agrees that, for a period of 12 months following the Separation Date, he will not directly or indirectly, either on his own behalf or on behalf of any other person or entity, attempt to persuade or otherwise solicit any person who is an employee of the Company as of the Separation Date to terminate such employment and become an employee or consultant of any other company, person or entity.  Nothing in this provision or otherwise in this Agreement shall prevent or limit Employee from providing a personal recommendation or reference to any current or former employee of the Company.

12.   Return of Company Property.  Employee represents and warrants that he has returned to the Company all property, documents, and duplicates and copies thereof, which are the property of the Company, that are in Employee’s knowing possession, including without limitation equipment, papers, blueprints, microfilms, computer disks, files, booklets, manuals, and customer lists.  The parties expressly agree that this provision was not intended to apply to any insignificant materials including Company t-shirts or other branding items or to Company property the possession of which Employee is not actively aware as of the date of execution of this Agreement.  The Company expressly agrees that Employee may retain the Company computer which is in Employee’s home; Employee represents and warrants that he has deleted or destroyed all Company documents or other materials in that computer.

13.   Transitional Assistance.  Employee agrees to provide reasonable assistance to the Company in transitioning his duties and responsibilities.  Such assistance shall be provided at a mutually acceptable time and location or by telephone, shall not exceed thirty-six (36) hours total, and shall not continue past three (3) months from the Separation Date.

14.   Assignment.  The parties represent that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein, and agree to indemnify, to defend and to hold each other harmless from and against any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims or any portion thereof or interest therein.

15.   Representations.  The parties agree that, in executing this Agreement, neither of them has relied upon any representation or statement not set forth herein made by the other or by the other’s agents, representatives, or attorneys with regard to the subject matter, basis for, or effect of this Agreement or otherwise.

16.   Binding on Succession.  This Agreement shall be binding upon the Employee and the Company and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each other party, and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

17.   Interpretation.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the laws of California applicable to the making and enforcement of contracts.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

18.   Severability.  The parties agree that if any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.

19.   Entire Agreement and Continuing Validity of Employee Confidentiality Portion of Employment Agreement.  Except as provided herein, this Agreement sets forth the entire agreement between the parties relating to the rights herein and the obligations herein assumed, and supersedes any and all previous negotiations, agreements and/or understandings of any kind relating to the subject matter hereof; provided, however, that the following shall remain in effect: Section 7 of the Employment Agreement; the North American Scientific, Inc. Amended and Restated 1996 Stock Option Plan, including Employee’s stock option agreements thereunder, as further amended by this Agreement; and the Company’s health plan, as amended by this Agreement.  Any oral representations or modifications concerning this Agreement shall be of no force or effect.  This Agreement can be modified only in the form of a writing signed by both parties hereto.  Any waiver of one or more provisions of the Agreement shall not constitute a waiver of any of the remaining provisions hereto.

20.   No Fault.  By entering into this Agreement, the Employee and the Company are winding up and settling matters between them without any admission of liability or wrongful act, and nothing contained herein shall be construed as an admission of wrongdoing or liability by either the Employee or the Company.

21.   Enforcement.  This Agreement shall be interpreted, enforced and governed by the laws of the State of California.

22.   Counterparts.  This Agreement may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument at such time as counterparts are executed that shall, in total, contain the signatures of all the parties hereto.

23.   Additional Documents.  The Employee and the Company agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

24.   Attorney Advice.  The parties acknowledge that they are aware of their right to consult an attorney and that each has been advised to consult with an attorney prior to signing this agreement and that each has had sufficient time to do so, if desired.

25.   Understanding of Agreement.  The parties acknowledges that they have carefully read this Agreement, that they fully understand its final and binding effect, that the only promises made to the parties to sign this Agreement are those stated above, and that the parties are signing this Agreement voluntarily.

HAVING READ the foregoing, consisting of this and five (5) other typewritten pages, the parties hereby voluntarily affix their signatures and execute this Agreement.

DATED:  February ___, 2004
By:  Alan Edrick

DATED:  February ___, 2004                                                                                                                                      North American Scientific, Inc.

By:  L. Michael Curtrer
Title:  President & Chief Executive Officer